Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (Amendment No. 1) (No. 333-215383) of ObsEva SA of our report dated December 27, 2016 relating to the consolidated financial statements, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement (Amendment No. 1).

PricewaterhouseCoopers SA

/s/ Michael Foley	/s/ Corinne Pointet Chambettaz
Michael Foley	Corinne Pointet Chambettaz

Geneva, Switzerland

January 6, 2017

PricewaterhouseCoopers SA, avenue Giuseppe-Motta 50, Case postale, CH-1211 Genève 2, Switzerland Telephone: +41 58 792 91 00, Facsimile: +41 58 792 91 10, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.